Exhibit 10.6

Execution Version

AMENDMENT NO. 2 TO SETTLEMENT AGREEMENT

This Amendment No. 2 to the Settlement Agreement (this “Amendment”), is entered into as of May 21, 2025, by and among AMMO, Inc., a Delaware corporation, currently known as Outdoor Holding Company (the “Company”) and Steven F. Urvan and Susan T. Lokey (collectively with each of their respective Affiliates and Associates, the “Urvan Group”). Unless otherwise defined in this Amendment, capitalized terms shall have the meanings given to them in the Agreement.

WHEREAS, the Company and the Urvan Group previously entered into that certain Settlement Agreement, dated as of November 3, 2022 (the “2022 Settlement Agreement”);

WHEREAS, the Company and the Urvan Group entered into Amendment No. 1 to the 2022 Settlement Agreement, dated as of November 22, 2022 (“First Amendment” and, together with the 2022 Settlement Agreement, as the same may be further amended, modified, supplemented, or restated from time to time, the “Agreement”)

WHEREAS, on May 21, 2025, the Company, Speedlight Group I, LLC, Mr. Urvan and Richard R. Childress, Jared Smith, Fred W. Wagenhals and Russell Williams Wallace, Jr. entered into that certain Settlement Agreement (the “2025 Settlement Agreement”);

WHEREAS, in connection with the 2025 Settlement Agreement, the Company and Mr. Urvan agreed to certain amendments to the Agreement;

WHEREAS, pursuant to Section 17(f) of the Agreement, the Agreement may be amended only by an agreement in writing signed by each party; and

WHEREAS, the Company and the Urvan Group desire to enter into this Amendment regarding certain matters related to the Urvan Group’s voting commitment and standstill obligations.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Urvan Group agree as follows:

1. Amendment to Section 3 of the Agreement. Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Until the date that is three (3) years following the execution date of that certain Settlement Agreement, by and among the Company, Speedlight Group I, LLC, Mr. Urvan and Richard R. Childress, Jared Smith, Fred W. Wagenhals, and Russell Williams Wallace, Jr. (the “2025 Settlement Agreement”), the Urvan Group shall, or shall cause its Representatives to, appear in person or by proxy at any Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power as of the record date for determining the stockholders entitled to vote at such meeting or to consent to such action (and shall, upon receiving at least 10 calendar days’ advance notice of the record date, call back from loan any such shares in time prior to the applicable record date to ensure such shares can be voted at such Stockholder Meeting) in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors and (b) any other proposal submitted to stockholders, provided, however, that the Urvan Group shall be entitled to vote, or cause to be voted, in the sole discretion thereof, any shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power as of the record date for determining the stockholders entitled to vote at such meeting or to consent to such action in excess of 17,312,857 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock); provided, further, that, notwithstanding the foregoing provisions of this Section 3, in the event that Mr. Urvan ceases to be Chief Executive Officer of the Company and Chairman of the Company’s Board for any reason, then after the expiration of ninety (90) days following his departure from such roles, the Urvan Group shall be permitted to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in its sole discretion with respect to any Extraordinary Transaction. Upon the Company’s written request, the Urvan Group shall provide the Company with written confirmation and evidence of its compliance with this Section 3 no later than two (2) Business Days prior to the applicable Stockholder Meeting.”

2. Amendment to Section 4 of the Agreement. Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“ 4. Standstill. Prior to the date that is three (3) years following the execution date of the 2025 Settlement Agreement, without the prior written consent of the Board, the Urvan Group shall not, and shall cause its Affiliates, not to, directly or indirectly, in whole or in part (in each case, except as expressly permitted by this Agreement):

(a) sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Urvan Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

2

(b)(i) other than pursuant to Section 1 of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; in each case other than in a manner consistent with the Board’s recommendation in connection with such matter; provided, however, that nothing in this Agreement shall prevent the Urvan Group or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting (as defined below) or the 2024 Annual Meeting (as defined below), as applicable, so long as such actions do not create a public disclosure obligation for the Urvan Group or the Company and are undertaken on a basis reasonably expected to be confidential;

(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than a group that (i) is solely among the members of the Urvan Group or (ii) is an Affiliate of the Urvan Group and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than (i) customary brokerage accounts, margin accounts and prime brokerage accounts, or (ii) any such voting trust, arrangement, or agreement that (A) is solely among the Urvan Group, (B) is with an Affiliate of the Urvan Group and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto; or (C) relates to the Merger Transaction Agreements);

(e) seek publicly, alone or in concert with others, to amend any provision of the Certificate of Incorporation or the Bylaws;

(f) demand an inspection of the Company’s books and records pursuant to Section 220(b) of the DGCL; provided, however, that this Section 4(f) shall not apply to books-and-records that relate solely to matters that post-date the execution date of the 2025 Settlement Agreement;

(g) make any public proposal with respect to or make any public statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, staffing, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case other than pursuant to Section 1);

3

(h) knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 4 unless the Company is challenging the validity or enforceability of this Section 4;

provided, however, that the restrictions in this Section 4 shall not prevent the Urvan Group or its Affiliates from (i) providing any information in any form, voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, to file a charge or complaint, to communicate in any way, or to otherwise participate in any investigation or proceeding that may be conducted by any government agency, including but not limited to, the SEC, the Equal Employment Opportunity Commission, any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission, without notice to the Company, (ii) making any private communication, proposal, suggestion or recommendation to the Company, regarding any matter, that would not be reasonably expected to trigger public disclosure obligations for any person, (iii) making any private communication with stockholders of the Company and others in a manner that does not otherwise violate this Section 4 or Section 5, (iv) tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any transaction that has been approved by the Board, subject to the other terms of this Agreement, (v) exercising any registration or related rights pursuant to the Merger Transaction Agreements, (vi) responding to inbound inquiries it receives from a Third Party by directing such Third Party to contact a representative of the Company or refer to the Company’s publicly available disclosures, or (vii) with the Board’s prior written consent, privately introducing Third Parties to the Board or the Company’s officers. For the avoidance of doubt, nothing in this Section 4 shall be deemed to limit the exercise in good faith of Mr. Urvan’s or any of the Urvan Group Directors (or any Replacement Director, as applicable) fiduciary duties in their capacity as an officer and/or director of the Company.”

4

3. Section 11 of the Agreement. Section 11(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

(c) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 3 and 4, this Section 11, and Sections 12 through 17 shall survive termination of the Agreement.

4. Public Announcement.

(a) None of the Urvan Group, or any of its respective controlled Affiliates or Associates will issue a press release or make or cause to be made any other public statement or announcement in connection with this Amendment or the actions contemplated hereby, other than as mutually agreed by the Company and the Urvan Group, except as set forth in Section 4(c) of this Amendment or as required by law or the rules of any stock exchange.

(b) The Company shall file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K reporting its entry into this Amendment and appending this Amendment as an exhibit thereto (the “Amendment Form 8-K”). The Amendment Form 8-K shall be consistent with the terms of this Amendment. The Company shall provide the Urvan Group with a reasonable opportunity to review and comment on the Amendment Form 8-K prior to the filing with the SEC and consider in good faith any such comments of the Urvan Group.

(c) No later than two (2) business days following the date of this Amendment, the Urvan Group shall file with the SEC an amendment to that certain Schedule 13D, in compliance with Section 13 of the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder, to report its entry into this Amendment (the “Amendment Schedule 13D/A”). The disclosures in the Amendment Schedule 13D/A relating to this Amendment shall be consistent with the terms of this Amendment. The Urvan Group shall provide the Company with a reasonable opportunity to review and comment on the Amendment Schedule 13D/A prior to it being filed with the SEC and consider in good faith any such comments of the Company.

5

5. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Agreement and the exhibits thereto, the provisions of this Amendment will govern. All references to the Agreement after the date of this Amendment shall mean the Agreement as amended by this Amendment.

6. Counterparts. This Amendment may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which will be deemed to be an original copy of this Amendment, but all of which together shall be deemed to be one and the same agreement.

7. Miscellaneous. The provisions of Sections 13 (Notices), 15 (Specific Performance; Remedies), 10 (Representations and Warranties), 14 (Governing Law; Jurisdiction; Jury Waiver) and 17 (Miscellaneous) of the Agreement shall apply, mutatis mutandis, to this Amendment.

[Signature page follows]

6

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

OUTDOOR HOLDING COMPANY

By:	/s/ Paul Kasowski
Name:	Paul Kasowski
Title:	Chief Financial Officer

/s/ Steven F. Urvan
STEVEN F. URVAN

/s/ Susan T. Lokey
SUSAN T. LOKEY

[Signature Page to Amendment No. 2 to Settlement Agreement]